As filed with the Securities and Exchange Commission on April 16 2020

Registration No. 333-106667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-106667

UNDER

THE SECURITIES ACT OF 1933

CYPRESS SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-2885898 (I.R.S. Employer Identification Number)

198 Champion Court

San Jose, California 95134-1709

(408) 943-2600
(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Lawrence Michlovich

Secretary

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134-1709

(408) 943-2600

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

With copies of all notices, orders and communications to:

Richard Aftanas, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (No. 333-106667) (the “Registration Statement”) filed by Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2003:

This Post-Effective Amendment is being filed with the SEC in connection with the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 3, 2019 (the “Merger Agreement”), by and among Cypress, Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Infineon”), and IFX Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Infineon (“Merger Sub”). On April 16, 2020, pursuant to the Merger Agreement, Merger Sub merged with and into Cypress, with Cypress surviving as a wholly owned subsidiary of Infineon (the “Merger”).

As a result of the Merger, Cypress has terminated all offerings of its securities pursuant to the Registration Statement.  In accordance with an undertaking made by Cypress in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offerings, Cypress hereby removes and withdraws from registration all securities of Cypress registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this April 16, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

Cypress Semiconductor Corporation

By:	/s/ Lawrence Michlovich
	Name:	Lawrence Michlovich
	Title:	Secretary